EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2012, with respect to the consolidated financial statements and schedule of Icahn Enterprises Holdings L.P. and Subsidiaries as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011, which is included in this Amendment No.2 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Amendment No. 2 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

March 14, 2012